Exhibit 10.1

Non-Qualified Stock Option Agreement

SmartVideo Technologies, Inc., a Delaware corporation (the “Company”), hereby grants this 18 day of July 18, 2005, 2005 to Justin A. Stanley, Jr. (“Director”), an option to purchase a maximum of 250,000 (Two Hundred Fifty Thousand) shares of the Company’s common stock, par value $.001 per share, at the price of $0.90 per share (“Option Price”), on the following terms and conditions:

1.    Grant Under 2004 Equity Incentive Plan. This option is granted pursuant to and is governed by the Company’s 2004 Equity Incentive Plan (the “Plan”), as amended, and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2.    Grant as Non-Qualified Stock Option; Other Options. This option is a non-statutory stock option and is not intended to qualify as an Incentive Stock Option under Section 422A of the Internal Revenue Code of 1986 (the “Code”). This option is in addition to any other options heretofore or hereafter granted to the Director by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

3.    Extent of Option if Employment Continues. Unless the vesting of the option accelerates as provided below in this Section 3, if the Director has continued to be employed by the Company on the following dates, the Director may exercise this option for the number of shares set opposite the applicable date:

Vesting Schedule:

Options vest over two (2) years at 12.5% or 31,250 Option Shares per Quarter for an aggregate amount of 50% or 125,00 Option Shares Annually. A detailed Vesting Schedule is attached as Exhibit A.

Upon a Change in Control (as such term is defined in the Plan), all of the unvested option will accelerate and be exercisable for a period of twenty (20) days immediately prior to the scheduled consummation of a Change in Control; provided, however, that any such acceleration and any exercise of the option during such five (5) day period shall be (i) conditioned on the consummation of the Change in Control and (ii) effective only immediately before the consummation of the Change in Control.

Upon consummation of any Change in Control, the Plan and any outstanding portion of the option that remains unexercised shall terminate. Notwithstanding the foregoing, to the extent provision is made in writing in connection with such Change in Control for the continuation of the Plan and the assumption of options under the Plan theretofore granted, or for the substitution for such options of new options covering the stock of a successor company, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, then the Plan and the option granted hereunder shall continue in the manner and under the terms so provided, and the acceleration and termination provisions set forth in this Section 3 shall be of no effect. The Company will send written notice of a Change in Control to the Director not later than a time at which the Company gives notice thereof to its stockholders.

The foregoing rights are cumulative and, while the Director continues to be employed by the Company, may be exercised up to and including the date which is 10th years from the date this option is granted. All of the foregoing rights are subject to Sections 4 and 5, as appropriate, if the Director ceases to be employed by the Company or dies or suffers a Total Disability while in the employ of the Company.

4.    Termination of Employment. If the Director ceases to be employed by the Company, other than by reason of death or Total Disability as defined in Section 5, no further installments of this option shall become exercisable and this option shall terminate after the passage of ninety (90) days from the date employment ceases, but in no event later than the scheduled expiration date. In such a case, the Director’s only rights hereunder shall be those which are properly exercised before the termination of this option.

5.    Death; Total Disability. If the Director dies while in the employ of the Company, this option may be exercised, to the extent of the number of shares with respect to which the Director could have exercised it on the date of his death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Section 10, at any time within one year after the date of death, but not later than the scheduled expiration date. If the Director suffers a Total Disability (as defined in the Plan), this option may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of the Director’s Total Disability, at any time within one year after the date of the Director’s Total Disability, but not later than the scheduled expiration date. At the expiration date of such one year period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

6.    Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits.

7.    Payment of Option Price. Payment of the purchase price for options exercised by the Director shall be made: (i) in United States dollars in cash or by check, (ii) with the consent of the Company, through delivery of shares of Common Stock having a fair market value as of the date of the exercise equal to the cash exercise price of the options, (iii) any other form of payment acceptable to the Company, or (iv) any combination of subparagraphs 7(i), 7(ii) and 7(iii).

8.    Agreement to Purchase for Investment. By acceptance of this option, the Director agrees that a purchase of shares under this option will not be made with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act, and the Director agrees to sign a certificate to such effect at the time of exercising this option and agrees that the certificate for the shares so purchased may be inscribed with a legend to ensure compliance with the Securities Act of 1933.

9.    Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by prior written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Director and if the Director shall so request in the notice exercising this option, shall be registered in the name of the Director and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Director, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

10.    Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Director’s lifetime only the Director can exercise this option.

11.    No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Director to exercise it.

12.    No Rights as Stockholder until Exercise. The Director shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Director and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

13.    Withholding Taxes. The Director hereby agrees that the Company may withhold from the Director’s wages the appropriate amount of federal, state and local withholding taxes attributable to the Director’s exercise of this Non-Qualified Stock Option. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such wages, or (with respect to compensation income attributable to the exercise of this option) in kind from the Common Shares otherwise deliverable to the optionee on exercise of this option. The Director further agrees that, if the Company does not withhold an amount from the Director’s wages sufficient to satisfy the Company’s withholding obligation, the Director will reimburse the Company on demand, in cash, for the amount under withheld.

14.    Lock-up Agreement. The Director agrees that the Director will not, for a period of at least ninety (90) days following the effective date of the Company’s distribution of securities in an underwritten public offering to the general public pursuant to a registration statement filed with the Securities and Exchange Commission, directly or indirectly, sell, offer to sell or otherwise dispose of the shares purchased upon the exercise of the options granted hereunder other than any such shares which are included in such public offering.

15.    Provision of Documentation to Director. By signing this Agreement the Director acknowledges receipt of a copy of this Agreement and a copy of the Plan.

16.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the Company and the Director have caused this instrument to be executed as of the day and year first above written, and the Director whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

OPTIONEE:

By:	/s/ Justin A. Stanley, Jr.
Name: Justin A. Stanley, Jr. Address: 115 Fuller Lane Winnetka, IL 60093, U.S.A.

SMARTVIDEO TECHNOLOGIES, INC.

By:	/s/ Richard E. Bennett, Jr.
Name: Richard E. Bennett, Jr. Title: President & CEO

EXHIBIT A

Name of Director (the “Director”):	Justin A. Stanley, Jr.
Date of this option grant:	July 18, 2005
Number of shares of the Company’s Common Stock subject to this option (“Option Shares”):	250,000 (Two Hundred Fifty Thousand)
Option exercise price per share: $0.90	Vesting Start Date: July 18, 2005
Percent of Shares Vesting Annually: 50%	Number of Shares Vesting Annually: 125,00

Vesting Schedule

Vesting Date	Shares Vested Percent Vested
July 18, 2005	31,250 12.5%
October 18, 2005	31,250 12.5%
January 18, 2006	31,250 12.5%
April 18, 2006	31,250 12.5%
July 18, 2006	31,250 12.5%
October 18, 2006	31,250 12.5%
January 18, 2007	31,250 12.5%
April 18, 2007	31,250 12.5%